FOR FURTHER INFORMATION:

AT INVESTOR RELATIONS INTL:
Zachary Bryant
Senior Vice President and Account Group Manager
Ph: 818-382-9718
zbryant@irintl.com

FOR IMMEDIATE RELEASE
NOVEMBER 14, 2007

CHINA ARCHITECTURAL ENGINEERING REPORTS SHARP INCREASE IN REVENUES AND EARNINGS FOR THIRD QUARTER 2007

EPS RISES 50% YEAR-OVER-YEAR ON 90% RISE IN REVENUES AND INCREASING MARGINS, LOWER SG&A RATIOS

ZHUHAI, CHINA and LOS ANGELES, November 14, 2007 - China Architectural Engineering, Inc. (CAE) (AMEX: RCH), which specializes in the design, engineering, fabrication and installation of high-end curtain wall systems, today reported record financial results for the third quarter and nine months ended September 30, 2007.

Revenues for the third quarter ended September 30, 2007 totaled a record $27.1 million, up 90% from $14.2 million in the third quarter of 2006. Net income for the third quarter of 2007 was a record $3.1 million, or $0.06 per fully diluted share, up 50% on a per-share basis from $1.5 million, or $0.04 per fully diluted share, in the third quarter of 2006.

For the nine months ended September 30, 2007, revenues were a record $61.0 million, up 47% from $41.4 million in the first nine months of 2006. Net income for the first nine months of 2007 was a record $9.1 million, or $0.18 per fully diluted share, up 20% on a per-share basis from $6.4 million, or $0.15 per fully diluted share, in the first nine months of 2006. Earnings for the third quarter and nine month period were negatively impacted by charges of $756,516 and $1,236,481, respectively, relating to the Company’s issuance in April 2007 of $10 million of variable rate convertible bonds.

Operating Income Rises 155%

The gains in net income were driven in part by widening gross margins, which rose to 24% in the third quarter of 2007 from 22% a year earlier. For the first nine months of 2007, gross margin was 28%, up from 27% in the first nine months of 2006. Selling, general and administrative (SG&A) expenses also fell as a percentage of revenues, to 6.9% in the third quarter of 2007 from 8.9% in the third quarter of 2006. SG&A ratios also fell for the first nine months, to 7.3% in 2007 from 8.4% in 2006.

Operating income in the third quarter of 2007 rose 161%, to $4.7 million from $1.8 million in the third quarter of 2006. In the first nine months of 2007, operating income rose 65% to $12.5 million from $7.6 million a year earlier.

On the balance sheet, CAE’s cash and cash equivalents as of September 30, 2007 totaled $4.1 million. This was an increase of 92% from $2.1 million on December 31, 2006. Long-term debt totaled $7.0 million as of September 30, 2007, up from $2.6 million at the end of 2006. Most of the increase was due to the addition of $9.7 million in liabilities through the issue of convertible bonds and warrants.

“These outstanding results for the third quarter and first nine months of 2007 clearly indicate that CAE is solidifying its position in the construction industry,” said Ken Yi Luo, China Architectural Engineering's Chairman and CEO. “As China’s building boom continues, CAE’s installations are playing a prominent role in creating a distinctive identity for the nation’s new showcase structures. We also expect our strong reputation in China, along with our growing portfolio of projects, to spur our expansion in East Asia and beyond as we enter new construction markets worldwide.”

Acquisition, Share Issue Spur Growth

Following the end of the third quarter, CAE announced on November 8, 2007 that it had completed the acquisition of Techwell Engineering Ltd. for approximately $11.7 million, equally divided between cash and newly issued CAE stock. Techwell is a Hong Kong registered company known for its high-end curtain wall and roofing system construction. CAE expects the acquisition to be accretive and to add substantially to its revenue base.

The Techwell transaction is part of CAE’s overall strategy of expansion within China and to all major construction markets overseas. On the domestic front, CAE is following China’s advancing economic development frontier by expanding westward, beyond the East Coast cities such as Shanghai, Beijing and Guangzhou where most of its projects have been located until now. Also, within all regions of China, it expects a higher volume of projects in emerging second- and third- tier cities, which will increasingly demand state-of-the-art public works projects of their own as they become more prosperous.

Beyond its core market of China, Hong Kong and Macau, CAE’s global expansion has already taken it to Vietnam, where it has installed the roofing system for the National Convention Center, and to Doha, Qatar, where it is installing the glass curtain wall and solar protection system for a high-rise office building in Doha, Qatar. Its primary international target markets are Europe and North America, where it sees potential for growth and profit due to the growing popularity of glass curtain walls and the advanced design and engineering that CAE has developed in its work on Chinese projects.

Company Provides Positive Fourth Quarter Guidance

In addition to reporting financial results for the third quarter and first nine months of 2007, CAE also provided revenue and earnings guidance for the fourth quarter ending December 31, 2007. The Company said it expects revenues for the fourth quarter to total between $28 million and $35 million, bringing revenues for all of 2007 to between $89 million and $96 million. The Company said it expects earnings for the fourth quarter to total between $3 million and $5 million, bringing earnings for all of 2007 to between $12 million and $14 million.

To be added to China Architectural Engineering's investor lists, please contact Zachary Bryant at zbryant@irintl.com or at 818-382-9718.

About China Architectural Engineering, Inc.

China Architectural Engineering (AMEX: RCH), which began operations in 1992, specializes in the design, engineering and installation of high-end specialty curtain wall systems, including glass curtain walls, stone curtain walls, metal curtain walls, roofing systems, and related products, for public works projects and commercial real estate. CAE has designed and installed nearly one hundred projects throughout China, including the National Grand Theater, Exhibition Conservatory of Beijing Botanical Garden, The COSCO Tower at Changlian Avenue Beijing, and the Wumen Exhibition Hall in Beijing’s Forbidden City, and a number of commercial structures in Southeast Asia. For further information on China Architectural Engineering please visit www.caebuilding.com.

Forward Looking Statements
In addition to historical information, the statements set forth above include forward-looking statements that may involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the Company’s dependence on government contracts, changes in the laws of the PRC that affect the Company's operations, fluctuation and unpredictability of costs related to the Company's products and services, the Company’s dependence on the steel and aluminum markets, reduction or reversal of the Company's recorded revenue or profits due to "percentage of completion" method of accounting and expenses and costs associated with the issuance of convertible bonds. The forward-looking statements are also identified through use of the words "believe," "enable," "may," "will," "could," "intends," "estimate," "anticipate," "plan," "predict," "probable," "potential," "possible," "should," "continue," and other words of similar meaning. Actual results could differ materially from the expectations contained in forward-looking statements as a result of several factors, including regulatory approval requirements and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the Company's reports and other filings with the Securities and Exchange Commission

[Financial Tables to Follow]

CHINA ARCHITECTURAL ENGINEERING, INC.
CONSOLIDATED STATEMENTS OF INCOME
(in US Dollars) (Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2006	2007	2006

Contract revenues earned	$27,077,867	$14,224,819	$60,961,604	$41,367,812

Cost of contract revenues earned	(20,532,767)	(11,122,018)	(44,026,537)	(30,311,481)

Gross profit	6,545,100	3,102,801	16,935,067	11,056,331

Selling expenses	(128,803)	(87,327)	(508,774)	(239,280)
Administrative and general expenses	(1,746,481)	(1,183,806)	(3,930,581)	(3,243,683)

Income from operations	4,669,816	1,831,668	12,495,712	7,573,368

Interest expenses	(764,747)	(11,607)	(1,341,206)	(7,016)
Interest income	10,971	-	14,608	-

Income before taxation	3,916,040	1,820,061	11,169,114	7,566,352

Income tax	(784,744)	(292,870)	(2,049,422)	(1,149,573)
Equity loss and minority interests	1,087	-	(13,190)

Net income	$3,132,383	$1,527,191	$9,106,502	$6,416,779

Basic net income per common share	$0.06	$0.04	$0.18	$0.15
Diluted net income per common share	$0.06	$0.04	$0.18	$0.15

Basic weighted average common shares outstanding	50,000,000	43,304,125	50,000,000	43,304,125
Diluted weighted average common shares outstanding	50,925,991	43,304,125	50,632,000	43,304,125

CHINA ARCHITECTURAL ENGINEERING, INC.
CONSOLIDATED BALANCE SHEETS
(Stated in US Dollars)

	As of 9/30/2007	As of 12/31/2006
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$4,067,878	$2,115,966
Restricted cash	2,619,453	2,743,142
Contract receivables, net	13,761,391	7,573,913
Costs and earnings in excess of billings	37,828,540	22,487,792
Job disbursements advances	305,548	5,236,327
Tender and other site deposits	3,677,630	3,427,490
Other receivables	305,926	213,257
Inventories	151,259	23,108
Total current assets	62,717,625	43,820,995

Plant and equipment, net	1,245,446	474,498
Security deposit	4,028,535	565,795

TOTAL ASSETS	$67,991,606	$44,861,288

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Short-term bank loan	$35,285	$-
Accounts payable	13,540,063	15,202,029
Amount due to shareholder	-	1,735
Other payables	3,824,902	1,091,382
Income tax payable	2,733,618	1,263,491
Business and other taxes payable	3,171,993	2,058,327
Customers’ deposits	551,987	1,272,312
Accruals	174,341	894,329

Total current liabilities	24,032,189	21,783,605

Long term liabilities bank loan	2,757,979	2,564,979
Convertible bond payable, net	4,220,900	-

TOTAL LIABILITIES	$31,011,068	$24,348,584

	As of 9/30/2007	As of 12/31/2006
	(Unaudited)
STOCKHOLDERS’ EQUITY
Preferred stock, $0.001 par value, 10,000,000 shares
authorized, 0 shares issued and outstanding at
September 30, 2007 and December 31, 2006	$-	$-
Common stock, $0.001 par value, 100,000,000 shares
authorized, 50,000,000 shares issued and outstanding
at September 30, 2007 and December 31, 2006	50,000	50,000
Additional paid in capital	13,790,282	7,074,701
Statutory reserves	1,567,539	1,437,223
Accumulated other comprehensive income	1,115,715	469,964
Retained earnings	20,457,002	11,480,816

	36,980,538	20,512,704

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$67,991,606	$44,861,288

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